                                                                    EXHIBIT 12.1

                            FLOWERS INDUSTRIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                        27 WEEKS                      52 WEEKS ENDED
                                         ENDED      --------------------------------------------------
                                       JANUARY 3,   JUNE 28,    JUNE 29,   JULY 1,   JULY 2,   JULY 3,
                                          1998        1997        1996      1995      1994      1993
                                       ----------   --------    --------   -------   -------   -------
Pre-tax income from continuing
  operations.........................   $43,080     $ 95,515(1) $48,953    $68,015   $47,240   $60,032
Income from investment in
  unconsolidated affiliate...........   (18,061)      (7,721)      (613)
                                        -------     --------    -------    -------   -------   -------
                                         25,019       87,794     48,340     68,015    47,240    60,032
                                        -------     --------    -------    -------   -------   -------
Fixed charges:
  Interest expense...................    11,796       25,109     13,004      7,086     4,318     4,001
  Rentals............................     5,408        8,050      5,645      6,299     7,209     7,470
                                        -------     --------    -------    -------   -------   -------
          Total fixed charges........    17,204       33,159     18,649     13,385    11,527    11,471
                                        -------     --------    -------    -------   -------   -------
Earnings before income taxes and
  fixed charges......................   $42,223     $120,953    $66,989    $81,400   $58,767   $71,503
                                        =======     ========    =======    =======   =======   =======
Ratio of earnings to fixed charges...      2.45         3.65       3.59       6.08      5.10      6.23
                                        =======     ========    =======    =======   =======   =======

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(1) Included in earnings for fiscal 1997 was a non-recurring gain of $43,244 before income taxes relating to the sale of distributor notes receivable as disclosed in Note 1 of the Notes to Consolidated Financial Statements. If such sale had not occurred, the ratio of earnings to fixed charges would have been 2.34.

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